UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for the QBE Corporate Campus
On July 25, 2012, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into a purchase and sale agreement to purchase a nine building office campus containing 326,384 rentable square feet located on approximately 46 acres of land in Bellevue, Washington (the “QBE Corporate Campus”). The seller is not affiliated with the Company or the Advisor. The Company made a deposit of $3.8 million under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.
The purchase price of the QBE Corporate Campus is approximately $78.7 million plus closing costs. The Company intends to fund the purchase of the QBE Corporate Campus with proceeds from its ongoing initial public offering, but may later place mortgage debt on the property.
The QBE Corporate Campus was built in multiple phases between 1973 and 2000 and is currently 62% leased to seven tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of the QBE Corporate Campus is approximately $4.2 million. The current weighted-average remaining lease term for the tenants is approximately 5.7 years and the current weighted-average annual rental rate over the remaining lease term is $21.91 per square foot.  All amounts include the lease to the seller based on expected lease terms of a lease agreement to be executed upon the acquisition of the QBE Corporate Campus.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $3.8 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: July 25, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer